UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2025

Qualigen Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37428	26-3474527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5857 Owens Avenue, Suite 300, Carlsbad, California 92008

(Address of principal executive offices) (Zip Code)

(760) 452-8111

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	QLGN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 21, 2025, Qualigen Therapeutics, Inc. (the “Company”) entered into an Amended and Restated Secured Demand Promissory Note (the “Amended Note”) with Marizyme, Inc. (“Marizyme”), which amends and restates in its entirety the terms of the prior secured promissory note originally issued by Marizyme to the Company on July 12, 2024, in the original principal amount of $1,250,000 (as previously amended, the “Prior Note”).

The Amended Note has a principal balance of $4,451,462.18, which represents (i) the outstanding balance of the Prior Note, (ii) accrued and unpaid interest thereon, and (iii) an additional advance of $216,000 made by the Company to Marizyme on the date of the Amended Note. The Amended Note bears interest at a rate of 18% per annum, with all accrued interest and the full principal balance due in a single balloon payment on August 21, 2026 (subject to earlier demand upon an event of default). The Company has agreed to conditionally forbear from demanding payment for 365 days following the date of the Amended Note, unless an event of default occurs. Upon default, the interest rate increases by 5% per annum.

In connection with the Amended Note, on August 21, 2025, Marizyme and the Company also entered into a Security Agreement (the “Security Agreement”), pursuant to which Marizyme granted the Company a security interest in substantially all of its assets, including accounts, equipment, intellectual property, general intangibles, inventory, and proceeds thereof, to secure Marizyme’s obligations under the Amended Note and related agreements.

The foregoing summaries of the Amended Note and the Security Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Amended Note and the Security Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

The foregoing summary of the Amended Note and Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Note, a copy of which (including the Security Agreement) is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the Amended Note and Security Agreement is incorporated herein by reference.

Item 8.01 Other Information.

As previously reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2025, the Company consummated on July 28, 2025 a private placement of 4,500 shares of its Series A-3 Preferred Stock at a purchase price of $1,000 per share, for aggregate gross proceeds of approximately $4.5 million, before deducting placement agent fees and offering expenses, resulting in net proceeds of $4,257,937.50.

A pro forma balance sheet as of June 30, 2025, giving effect to the consummation of the private placement and the Amended Note described in Item 1.01 of this Current Report on Form 8-K, is filed as Exhibit 99.1 to this report. The Company believes the pro forma balance sheet reflects its financial position on a pro forma basis as of June 30, 2025. As of the date of this report, the Company believes its total shareholders’ equity is more than $2.5 million.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Secured Demand Promissory Note (including Security Agreement), dated August 21, 2025, by and between Marizyme, Inc. and Qualigen Therapeutics, Inc.
99.1	Pro forma balance sheet of Qualigen Therapeutics, Inc. as of June 30, 2025, giving effect to the private placement and the Amended Note
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALIGEN THERAPEUTICS, INC.

Date: August 27, 2025	By:	/s/ Kevin Richardson II
	Name:	Kevin Richardson II
	Title:	Interim Chief Executive Officer